REAL ESTATE CONTRACT

1. PARTIES AND DATE. This real estate contract (this "Contract") is entered into on March 20, 2006 between Michael H. Troso, an individual principally residing in the State of Florida (the "Seller"), and Residential Income Properties, Inc., a New York corporation (the "Buyer").

2. SALE AND LEGAL DESCRIPTION. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the real property and improvements commonly located at 103 Sharon Drive in the City of Melbourne, County of Brevard, State of Florida, to wit:

3. Price.

a. Buyer agrees to pay:	$200,000.00
Total Price:	$200,000.00
Less Down Payment:	-0-
Less Assumed Obligation(s):	-0-
Amount Financed by Seller:	$200,000.00

b. Payment of Amount Financed by Seller. Buyer agrees to pay the sum of $200,000.00 as follows: Buyer to execute a Promissory Note in favor of Seller in the amount of $200,000.00 together with interest calculated at 7.5% per annum, interest-only payable monthly, on the first of each month commencing on May 1, 2006 and continuing for 58 months. Thereafter, a balloon payment representing the unpaid principal balance and any unpaid interest shall be due and payable on April 1, 2011.

4. Other Encumbrances against the Property. The property is subject to encumbrances including the certain tenancies, easements, restrictions, and reservations.

5. Fulfillment Deed. Upon payment of all amounts due Seller, Seller agrees to deliver to Buyer a Statutory Warranty Deed in fulfillment of this Contract. The covenants of warranty in said deed shall not apply to any existing encumbrances or to defects in title arising subsequent to the date of this Contract by, through or under persons other than the Seller herein.

6. Late Charges. If any payment on the purchase price is not made within ten (10) days after the date it is due, Buyer agrees to pay a late charge equal to 5% of the amount of such payment. Such late payment charge shall be in addition to all other remedies available to Seller and the first amounts received from Buyer after such late charges are due shall be applied to the late charges.

7. Possession. Buyer is entitled to possession of the property from and after the date of this Contract.

8. Taxes, Assessments and Utility Liens. Buyer agrees to pay by the date due all taxes and assessments becoming a lien against the property after the date of this Contract. Buyer may in good faith contest any such taxes or assessments so long as no forfeiture or sale of the property is

threatened as the result of such contest. Buyer agrees to pay when due any utility charges which may become liens superior to Seller's interest under this Contract. If real estate taxes and penalties are assessed against the property subsequent to date of this Contract because of a change in use prior to the date of this Contract for a residential use classification approved by the County or because of a Declaration to Defer Property Taxes filed prior to the date of this Contract, Buyer may demand in writing payment of such taxes and penalties within 30 days. If payment is not made, Buyer may pay and deduct the amount thereof or terminate this Contract.

9. Insurance. Buyer agrees to keep all buildings now or hereafter erected on the property described herein continuously insured under fire and extended coverage policies in an amount not less than the balances owed on obligations assumed by Buyer plus the balance due Seller, or full insurable value, whichever is lower. All policies shall be held by the Seller and be in such companies as the Seller may approve and have loss payable first to any holders of underlying encumbrances, then to Seller as their interests may appear and then to Buyer, Buyer may within 30 days after loss negotiate a contract to substantially restore the premises to their condition before the loss. If the insurance proceeds are sufficient to pay the contract price for restoration or if the Buyer deposits in escrow any deficiency with instructions to apply the funds on the restoration contract, the property shall be restored unless the underlying encumbrances provide otherwise. Otherwise the amount collected under any insurance policy shall be applied upon any amounts due hereunder in such order as the Seller shall determine. In the event of forfeiture, all rights of Buyer in insurance policies then in force shall pass to Seller.

10. Nonpayment of Taxes, Insurance, and Utilities Constituting Liens. If Buyer fails to pay taxes or assessments, insurance premiums, or utility charges constituting liens prior to Seller's interest under this Contract, Seller may pay such items and Buyer shall forthwith pay Seller the amount thereof plus a late charge of 5% of the amount thereof plus any costs and attorney's fees incurred in connection with making such payment.

11. Condition of Property. Buyer accepts the property in its present condition and acknowledges that Seller, his agents and subagents have made no representation or warranty concerning the physical condition of the property or the uses to which it may be put other than as set forth herein. Buyer agrees to maintain the property in such condition as complies with all applicable laws.

12. Risk of Loss. Buyer shall bear the risk of loss for destruction or condemnation of the property. Any such loss shall not relieve Buyer from any of Buyer's obligations pursuant to this contract.

13. Waste. Buyer shall keep the property in good repair and shall not commit or suffer waste or willful damage to or destruction of the property.

14. Use of Property. The property is to be used for residential purposes and for any other use permitted by the residential zoning permit issued by the city and county in which it is located and for no other purpose. Any other use constitutes a breach of this contract unless agreed to in advance writing by Seller, and may cause a forfeiture of this agreement at Seller's election. Buyer's use in violation of this use provision shall not relieve Buyer of the obligations created herein. In the event a forfeiture action is instituted, Buyer consents to Seller's entry on the property to take any reasonable action to preserve the lawful use of said property and premises.

15. Condemnation. Seller and Buyer may each appear as owners of an interest in the property in any action concerning condemnation of any part of the property. Buyer may within 30 days after condemnation and removal of improvements, negotiate a contract to substantially restore the

premises to its condition before the removal. If the condemnation proceeds are sufficient to pay the contract price for restoration or if the Buyer deposits in escrow any deficiency with instructions to apply the funds on the restoration contract, the property shall be restored unless underlying encumbrances provide otherwise. Otherwise, proceeds of the award shall be applied in payment of the balance due on the purchase price, as Seller may direct.

16. Default. If the Buyer fails to observe or perform any term, covenant or condition of this Contract, Seller may:

(a) Suit for Installments. Sue for any delinquent periodic payment; or

(b) Specific Performance. Sue for specific performance of any Buyer's obligations pursuant to this contract; or

(c) Forfeit Buyer's Interest. Forfeit this Contract pursuant to Florida statute as it is presently enacted and may hereafter be amended. The effect of such forfeiture includes: (i) the Buyer's rights under the Contract shall be canceled; (ii) all sums previously paid under the Contract shall belong to and be retained by the Seller or other person to whom paid and entitled thereto; (iii) all improvements made to and on the property shall belong to Seller; and (iv) Buyer shall be required to surrender possession of the property and improvements to the Seller within one (1) day after the forfeiture; or

(d) Acceleration of Balance Due. Seller will give Buyer written notice demanding payment of said delinquencies and payment of a late charge of 5% of the amount of such delinquent payments and payment of Seller's reasonable attorney's fees and costs incurred for services in preparing and sending such Notice and stating that if payment pursuant to said Notice is not received within thirty (30) days after the date said Notice is either deposited in the mail addressed to the Buyer or personally delivered to the Buyer, the entire balance owing, including interest, will become immediately due and payable. Seller may thereupon institute suit for payment of such balance, interest, late charge and reasonable attorneys fees and costs; or

(e) Judicial Foreclosure. Sue to foreclose this contract as a mortgage, in which event Buyer may be liable for a deficiency, or

(f) Non-Recourse Settlement. Buyer shall settle with Seller under an offer-in-compromise, whereby Seller shall relieve the Buyer of any further liability to Seller under the Contract in exchange for the payment of $45,000 to Seller by Buyer, plus the forfeiture of any amounts paid to Seller or on behalf of the maintenance of the property by Buyer. In such case, Seller agrees to release Buyer from any and all liabilities and obligations to Seller hereunder.

17. Receiver. If Seller has instituted any proceedings specified in Paragraph 16 and Buyer is receiving rental or other income from the property, Buyer agrees that the appointment of a receiver for the property is necessary to protect Seller's interest.

18. Buyer's Remedy for Seller's Default. If Seller fails to observe or perform any term, covenant, or condition of this Contract, Buyer may, after 30 days written notice to Seller, institute suit for damages or specific performance unless the breaches designated in said notice are cured.

19. Non-Waiver. Failure of either party to insist upon strict performance of the other party's obligations hereunder shall not be construed as a waiver of strict performance thereafter of all of the other party's obligations hereunder and shall not prejudice any remedies as provided herein.

20. Attorneys' Fees and Costs. In the event of any breach of this Contract the party responsible for the breach agrees to pay reasonable attorneys' fees and costs, including costs of service of notices and title searches, incurred by the other party. The prevailing party in any suit instituted arising out of this Contract and in any forfeiture proceedings arising out of this Contract shall be entitled to receive reasonable attorneys' fees and costs incurred in such suit or proceedings.

21. Notices. Notices shall be either personally served or shall be sent certified mail, return receipt requested and by regular first class mail to Buyer at Post Office Box 202, Wyoming, New York 14591-0202, and to Seller at 217 Sand Dollar Road, Indialantic, Florida 32903-2111 or such other addresses as either party may specify in writing to the other party. Notices shall be deemed given when served or mailed. Notice to Seller shall also be sent to any institution receiving payments on the Contract.

22. Time for Performance. Time is of the essence in performance of any obligations pursuant to this Contract.

23. Successors and Assigns. Subject to any restrictions against assignment, the provisions of this Contract shall be binding on the heirs, successors and assigns of the Seller and the Buyer.

24. Alterations. Buyer shall not make any substantial alteration to the improvements on the property without the prior written consent of Seller, which consent will not be unreasonably withheld.

25. Due on Sale. If Buyer, without written consent of Seller, (a) conveys, (b) sells, (c) leases, (d) assigns, (e) contracts to convey, sell, lease, or assign, (f) grants an option to buy the property, (g) permits a forfeiture or foreclosure or trustee or sheriff's sale of any of the Buyer's interest in the property or this Contract, Seller may at any time thereafter either raise the interest rate on the balance of the purchase price or declare the entire balance of the purchase price due and payable.

26. Periodic Payments on Taxes and Insurance. In addition to the periodic payments on the purchase price, Buyer agrees to pay Seller such portion of the real estate taxes and assessments and fire insurance premium as will approximately total the amount due during the current year based on Seller's reasonable estimate.

The payments during the current year shall be approximately $150 per month. Such "reserve" payments from Buyer shall not accrue interest. Seller shall pay when due all real estate taxes and insurance premiums, if any, and debit the amounts so paid to the reserve account. Buyer and Seller shall adjust the reserve account in April of each year to reflect excess or deficit balances and changed costs. Buyer agrees to bring the reserve account balance to a minimum of $10 at the time of adjustment.

27. Addenda. Any addenda attached hereto are a part of this Contract.

28. Entire Agreement. This Contract constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, written or oral. This Contract may be amended only in writing executed by Seller and Buyer.

29. Governing Law. This real estate purchase contract shall be governed by the laws of the State of Florida for contracts made and performed in Florida State, and shall be interpreted by excluding conflicts of laws rules.

IN WITNESS WHEREOF, the parties have signed and sealed this Contract the day and year first above written.

RESIDENTIAL INCOME PROPERTIES, INC.

a New York corporation ("Buyer")

Randolph S. Hudson

President

MICHAEL H. TROSO

("Seller")

Michael H. Troso